UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 3, 2020
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EXICURE, INC.
(Exact name of Registrant as specified in its charter)
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Delaware	001-39011	81-5333008
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8045 Lamon Avenue
Suite 410
Skokie, IL 60077
(Address of principal executive offices)
Registrant’s telephone number, including area code: (847) 673-1700
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XCUR	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendments to Employment Arrangements

On June 3, 2020, the Compensation Committee of the Board of Directors of Exicure, Inc. (the “Company”) reviewed the Company’s existing employment arrangements as part of its ongoing evaluation of the Company’s executive compensation programs. After its review, the Compensation Committee decided that it was in the best interests of the Company and its stockholders to make modifications to such arrangements in order to update its severance and change in control protection arrangements with certain eligible executives after reviewing current market practices related to severance arrangements and benefit levels related thereto in connection with and in the absence of a change in control of the Company.

The Company entered into side letter agreements to modify the severance and change in control benefits with each of David A. Giljohann, Ph.D., the Company’s Chief Executive Officer, David S. Snyder, the Company’s Chief Financial Officer, and Matthias Schroff, Ph.D., the Company’s Chief Operating Officer.

Under the terms of the side letter agreement the Company entered into with Dr. Giljohann, in the event of termination of Dr. Giljohann’s employment by the Company without “Cause” or by Dr. Giljohann with “Good Reason” (as such terms are defined in Dr. Giljohann’s original employment agreement) within twelve (12) months following a “Change in Control” of the Company (as such term is defined in Dr. Giljohann’s original employment agreement), Dr. Giljohann’s severance period shall be increased to an eighteen (18) month period from the date of termination. Such severance period reflects an increase from the prior twelve (12) month period.

Under the terms of the side letter agreements the Company entered into with each of Mr. Snyder and Dr. Schroff, in the event of termination of the executive’s employment by the Company without “Cause” or by the executive with “Good Reason” (as such terms are defined in the executive’s respective original employment agreement) within twelve (12) months following a “Change in Control” of the Company (as such term is defined in the executive’s respective original employment agreement), the severance period for Mr. Snyder and Dr. Schroff shall be increased to a fifteen (15) month period from the date of termination. Such severance period reflects an increase from the prior six (6) month period.

Additionally, under these side letter agreements, in the event of a termination by the Company without “Cause” or by the executive with “Good Reason” within twelve (12) months following a Change in Control, each of Dr. Giljohann, Mr. Snyder and Dr. Schroff, respectively, shall be entitled to receive a cash bonus equal to their annual target bonus (as set forth in each executive’s respective original employment agreement) for the year in which the termination of employment occurs, payable at the same time as annual cash bonuses are paid to senior management.

Further, in the event of a termination by the Company without “Cause” or by Dr. Giljohann, Mr. Snyder or Dr. Schroff, respectively, with “Good Reason” within twelve (12) months following a Change in Control, all equity awards, to the extent outstanding as of immediately prior to such termination, will be (or will be deemed to have been) fully vested and exercisable as of immediately prior to the latter of: (1) the date of termination and (2) the date of the Change in Control. Such vesting acceleration terms amend the acceleration terms provided for by Dr. Giljohann’s and Mr. Snyder’s original employment arrangements, pursuant to which any equity awards subject to time-based vesting outstanding immediately prior to a Change in Control would have vested in full immediately prior to such Change in Control without also requiring a termination of employment in order to vest in full, as well as the acceleration terms provided for by Dr. Schroff’s original employment arrangement, pursuant to which all time-based stock options and other stock-based awards subject to time-based vesting would have immediately accelerated and become fully exercisable or nonforfeitable as of the latter of: (1) the date of termination and (2) the effective date of the release contemplated in Dr. Schroff’s original employment agreement.

The foregoing description of these side letter agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of executive employment side letter agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.    Description

10.1	Form of Executive Employment Side Letter Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2020	EXICURE, INC.

	By:	/s/ David A. Giljohann
David A. Giljohann, Ph.D.
Chief Executive Officer